Discovery Labs Announces Federal Court’s Dismissal of
Class Action Law Suits

Warrington, PA — November 6, 2006 — Discovery Laboratories, Inc. (Nasdaq: DSCO) a biotechnology company focused on developing its proprietary surfactant replacement therapies to address various respiratory conditions, announced today that the United States District Court for the Eastern District of Pennsylvania dismissed, without prejudice, the Consolidated Amended Class Action Complaint filed on August 9, 2006 against the Company and two of its executive officers.

The Complaint alleged violations of Section 10(b) of the Securities Exchange Act of 1934 (Exchange Act), Rule 10b-5 and Section 20(a) of the Exchange Act in connection with various public statements made by the Company. The Court's decision to dismiss the Complaint is based on several grounds, including plaintiffs’ failure to set forth particularized facts giving rise to a strong inference that defendants acted with a conscious disregard of the truth or recklessness. In the Court's dismissal without prejudice, the plaintiffs were granted leave to file an amended Consolidated Amended Complaint within 30 days.

Mary B. Templeton, Esq., Deputy General Counsel of Discovery commented, “Discovery Labs is committed to full and prompt disclosure of all material information about our business, financial results and events surrounding our efforts to develop our portfolio of Surfactant Replacement Therapies. We are pleased that our external counsel on this matter, Pepper Hamilton, LP has effectively presented our arguments and that the court has recognized the quality of our disclosures and granted our Motion to Dismiss. We have no information as to whether the plaintiffs plan further filings.”

About Discovery Labs

Discovery Laboratories, Inc. is a biotechnology company developing Surfactant Replacement Therapies (SRT) for respiratory diseases. Surfactants are produced naturally in the lungs and are essential for breathing. Discovery’s technology produces a precision-engineered surfactant that is designed to mimic the essential properties of natural human lung surfactant. Discovery believes that its proprietary SRT pipeline has the potential to advance respiratory medicine and address a variety of respiratory diseases affecting premature infants, children and adults.

Discovery’s lead product candidate, Surfaxin, is the subject of an Approvable Letter from the FDA for the prevention of Respiratory Distress Syndrome in premature infants. Surfaxin® is also being developed to address Bronchopulmonary Dysplasia in premature infants. Aerosurf™, Discovery’s aerosolized SRT, is being developed initially to treat premature infants suffering from respiratory disorders and is intended to obviate the need for intubation and conventional mechanical ventilation. Discovery’s SRT pipeline also includes programs addressing Acute Lung Injury, Acute Respiratory Failure, Cystic Fibrosis, Acute Respiratory Distress Syndrome, and other respiratory conditions.

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Those associated risks and others are further described in Discovery’s filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

For more information, please visit our newly redesigned corporate website at www.Discoverylabs.com.

Company Contact:
Lisa Caperelli, Investor Relations
215-488-9413